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                                                                    EXHIBIT 23.6
               CONSENT OF WEIR INTERNATIONAL MINING CONSULTANTS


     We hereby consent to: (1) the reference to us under the captions "Coal Reserve Data" and "Engineers"; and (2) the use of information from or based on our 1994 reserve report, as updated in May 1998, with respect to the demonstrated coal reserves of Zeigler Coal Holding Company, Inc. and its subsidiaries, which were acquired by Zeigler Acquisition Corporation, a subsidiary of AEI Resources, Inc. ("AEI"), on September 2, 1998, all of which are included in the prospectus of AEI Holding Company, Inc. ("the Company") and AEI for the registration of US$200,000,000 of the 10 1/2% Senior Notes of the Company and AEI due 2005, which prospectus is part of the registration statement to which this consent is an exhibit.

     We further wish to advise that Weir International Mining Consultants was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International Mining Consultants nor any of its employees had or now has a substantial interest in the Company, AEI or any of their respective subsidiaries.

Respectfully submitted,


Weir International Mining Consultants


By:  /s/ Dennis N. Kostic
     _______________________

Name: Dennis N. Kostic
     _______________________

Title: President
     _______________________

Date:  February 8, 1999